Exhibit 99.1

For Immediate Release

Aspen Aerogels, Inc. Reports Third Quarter 2024 Financial Results and Recent Business Highlights

$117.3 million in quarterly revenue, led by $90.6 million of Thermal Barrier revenue

Continued cost discipline delivered 42% company gross margins and 22% Adjusted EBITDA margins

Increased 2024 Financial Outlook to $450 million of revenue, $9 million of net income, and $90 million of Adjusted EBITDA

Various financing activities completed to fully-fund growth strategy

NORTHBOROUGH, Mass., November 6, 2024 — Aspen Aerogels, Inc. (NYSE: ASPN) (“Aspen” or the “Company”), a technology leader in sustainability and electrification solutions, today announced financial results for the third quarter of 2024, and discussed recent business developments.

Total revenue for the third quarter of 2024 was $117.3 million, compared to $60.8 million in the third quarter of 2023. Net loss was $13.0 million, which included a $27.5 million one-time charge from the redemption of the Company’s convertible note, compared to a net loss of $13.1 million in the third quarter of 2023. Net loss per share was $0.17, compared to a net loss per share of $0.19 in the third quarter of 2023.

Adjusted EBITDA for the third quarter of 2024 was $25.4 million, compared to $(7.3) million in the third quarter of 2023. A reconciliation of net income (loss) to Adjusted EBITDA is provided in the financial schedules that are part of this press release. An explanation of this non-GAAP financial measure is also included below under the heading "Non-GAAP Financial Measures."

Recent Business Highlights & Quarterly Performance

•	Company revenue of $117.3 million, up 93% year-over-year (YoY)

-        Thermal Barrier: $90.6 million of revenue, up 176% YoY

-        Energy Industrial: $26.8 million of supply constrained revenue, down 4% YoY

•	Completed 5-week turnaround of external manufacturing facility to enable expanded supply capacity for Energy Industrial segment

•	Delivered gross margins of 42%, a 19-percentage point improvement YoY

•	Net loss of $13.0 million, which included a $27.5 million one-time charge from the redemption of the Company’s convertible note, a $0.1 million improvement YoY. Adjusting net income for the above one-time charge would result in net income of $14.5 million, a $27.4 million YoY improvement

•	Adjusted EBITDA of $25.4 million (22% margin), a $32.6 million improvement YoY

•	Operating income of $17.4 million, a $32.0 million improvement YoY

•	Cash generated from operations of $20.8 million in the quarter

•	Ended third quarter of 2024 with cash and equivalents of $113.5 million

Recent Financing Activity

•	On August 19, 2024, closed on $125 million term loan facility and drew $43 million of $100 million capacity asset-based revolving credit facility with MidCap Financial, a leading commercial finance company managed by Apollo Capital Management, L.P.

•	The proceeds from the above transaction were utilized for the full cash redemption of the Company's legacy convertible note of $150.0 million

•	On October 16, 2024, the Company announced that it had received conditional commitment from the U.S. Department of Energy Loan Programs Office for a proposed loan of up to $670.6 million for financing the construction of its planned second aerogel manufacturing facility (“Statesboro Plant”) in Statesboro, Georgia – full press release link (https://ir.aerogel.com/news/news-details/2024/Aspen-Aerogels-Inc.-Receives-Conditional-Commitment-for-Proposed-DOE-Loan-and-Provides-Q3-2024-Preliminary-Financial-Results/default.aspx)

•	On October 21, 2024, closed underwritten public offering with net proceeds of approximately $93.2 million for funding growth CAPEX and to enable opportunistic near-term investment

“We are fully capitalized to execute our current strategy and are well-positioned for continued profitable growth,” noted Don Young, Aspen’s President and CEO. "During Q3, we implemented process improvements at our external manufacturing facility aimed at expanding capacity to meet the growing demand of our Energy Industrial business. Our Thermal Barrier business continues to show strength as our OEM customers ramp production, and our long-term conviction in this segment remains unchanged. We believe we are on track to utilize our existing assets and supply arrangements to achieve our target of at least $650 million in annual revenue with at least 35% gross margins and 25% Adjusted EBITDA margins. Our performance this quarter once again demonstrated our ability to deliver these profitability targets. As we plan additional capacity with our Statesboro Plant, we remain focused on enhancing this margin profile for the long-term.”

Updated 2024 Financial Outlook

Aspen updated its 2024 full year outlook as follows:

($ in millions, except per share amounts)
Metric	February (2/12/2024)	May Update (5/1/2024)	August Update (8/7/2024)	Current Outlook	Δ Over August Update
Revenue YoY Growth	>350 47%	>380 59%	>390 63%	450 88%	60
Net Income (Loss)*	>(23)	>2	>7	9*	2
Adjusted EBITDA	>30	>55	>60	90	30
Earnings Per Share (Diluted)	>(0.30)	>0.03	>0.09	0.11*	0.02

*Current 2024 Outlook now includes a $27.5 million one-time charge from the extinguishment of the Company’s convertible note on August 19, 2024 and updated share count from October 21, 2024 primary share offering.

The Company's 2024 outlook assumes depreciation and amortization of $25 million, stock-based compensation expense of $14 million, loss on extinguishment of debt of $27.5 million, other (income) expense and income tax expense of $14.5 million, and diluted weighted average shares outstanding of 84.0 million for the full year.

Ricardo C. Rodriguez, Chief Financial Officer and Treasurer, added, “Q3 was productive with a range of successful financing transactions aimed at lowering our cost of capital and fully funding our current strategy as we continue to execute. From our original outlook, we have increased our revenue by $100M and Adjusted EBITDA by $60M, 3X our original expectations. Looking ahead to 2025, we expect continued growth while driving the margin profile that our team has worked so hard to achieve in 2024.”

A reconciliation of net income to Adjusted EBITDA for the 2024 financial outlook is provided in the financial schedules that are part of this press release. An explanation of this non-GAAP financial measure is also included below under the heading “Non-GAAP Financial Measures.”

Aspen may incur, among other items, additional charges, realize gains or losses, incur financing costs or interest expense, or experience other events in 2024, including those related to the planned capacity expansion, supply chain disruptions, or further cost inflation, that could cause actual results to vary materially from this outlook. See “Special Note Regarding Forward-Looking and Cautionary Statements” below.

Last Twelve-Month Financial Comparison

A comparison of key financial metrics for the trailing twelve-month periods ended September 30, 2023 and 2024:

($ in millions, numbers may not total due to rounding)
Metric	LTM Q3 2023	LTM Q3 2024	Delta	% Improvement
Revenue	214	414	200	93%
Gross Profit % Margin	42 19%	165 40%	124	297%
Net Income (Loss) % Margin	(55) (26%)	1 0%	56	103%
Adjusted EBITDA % Margin	(37) (17%)	76 18%	113	309%
Operating Income % Margin	(60) (28%)	41 10%	101	168%
Total CAPEX	206	99	(107)	52%

Conference Call and Webcast Notification

A conference call with Aspen management to discuss third quarter 2024 results and recent business developments will be held on Thursday, November 7, 2024, at 8:30 a.m. ET. During the call, management will respond to questions concerning, but not limited to, Aspen's financial performance, business conditions, and financial outlook. Management's discussion and responses could contain information that has not been previously disclosed.

Shareholders and other interested parties may call +1 (833) 470-1428 (domestic) or +1 (929) 526-1599 (international) and reference conference ID "921873" to participate in the conference call. In addition, the conference call and an accompanying slide presentation will be available live as a listen-only webcast hosted at the Investors section of Aspen's website, www.aerogel.com.

Following the live event, an archived version of the webcast will be available on Aspen's website for convenient on-demand replay for at least a year. A copy of this press release is posted in the Investors section on Aspen's website.

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America ("GAAP"), Aspen provides an additional financial metric that is not prepared in accordance with GAAP ("non-GAAP"). The non-GAAP financial measure included in this press release is Adjusted EBITDA. Management uses this non-GAAP financial measure, in addition to GAAP financial measures, as a measure of operating performance because the non-GAAP financial measure does not include the impact of items that management does not consider indicative of Aspen's core operating performance. In addition, management uses Adjusted EBITDA (i) for planning purposes, including the preparation of Aspen's annual operating budget, (ii) to allocate resources to enhance the financial performance of its business, and (iii) as a performance measure under its bonus plan.

Management believes that this non-GAAP financial measure reflects Aspen's ongoing business in a manner that allows for meaningful comparisons and analysis of trends in its business, as it excludes expenses and gains not reflective of Aspen's ongoing operating results or that may be infrequent and/or unusual in nature. Management also believes that this non-GAAP financial measures provides useful information to investors in understanding and evaluating Aspen's operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. This non-GAAP measure may not be comparable to similarly titled measures presented by other companies.

The non-GAAP financial measure does not replace the presentation of Aspen's GAAP financial results and should only be used as a supplement to, not as a substitute for, Aspen's financial results presented in accordance with GAAP. In this press release, Aspen has provided a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure. Management strongly encourages investors to review Aspen's financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

About Aspen Aerogels, Inc.

Aspen is a technology leader in sustainability and electrification solutions. The Company's aerogel technology enables its customers and partners to achieve their own objectives around the global megatrends of resource efficiency, e-mobility, and clean energy. Aspen's PyroThin® products enable solutions to thermal runaway challenges within the electric vehicle ("EV") market. Aspen Battery Materials, the Company's carbon aerogel initiative, seeks to increase the performance of lithium-ion battery cells to enable EV manufacturers to extend the driving range and reduce the cost of EVs. The Company's Cryogel® and Pyrogel® products are valued by the world's largest energy infrastructure companies. Aspen's strategy is to partner with world-class industry leaders to leverage its Aerogel Technology Platform® into additional high-value markets. Aspen is headquartered in Northborough, Mass. For more information, please visit www.aerogel.com.

Special Note Regarding Forward-Looking and Cautionary Statements

This press release and any related discussion contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements, including statements relating to Aspen’s 2024 financial outlook. These statements are not historical facts but rather are based on Aspen’s current expectations, estimates and projections regarding Aspen's business, operations and other factors relating thereto, including with respect to Aspen’s 2024 financial outlook. Words such as "may," "will," "could," "would," "should," "anticipate," "predict," "potential," "continue," "expects," "intends," "plans," "projects," "believes," "estimates," "outlook," “assumes,” “targets,” “opportunity,” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements include statements regarding, among other things, Aspen’s beliefs and expectations about capacity, revenue, revenue capacity, backlog, costs, expenses, profitability, cash flow, gross profit, gross margin, operating margin, net income (loss), Adjusted EBITDA and related increases, decreases, trends or timing, including with respect to Aspen’s beliefs and expectations about the EV market and how it may enable a path to profitability; Aspen’s target revenue capacity and gross margins; Aspen’s efforts to manage the construction of the planned second manufacturing plant in Statesboro Georgia to align with our expectations of demand from EV customers, and the use of our external manufacturing facility to meet demand from Energy Industrial customers; current or future trends in the energy, energy infrastructure, chemical and refinery, LNG, sustainable building materials, EV thermal barrier, EV battery materials or other markets and the impact of these trends on Aspen’s business; the strength, effectiveness, productivity, costs, profitability or other fundamentals of Aspen’s business; beliefs about the role of Aspen’s technology and opportunities in the electric vehicle market; beliefs about Aspen’s ability to provide and deliver products and services to electric vehicle customers; beliefs about content per vehicle, revenue, costs, expenses, profitability, investments or cash flow associated with Aspen’s electric vehicle opportunities, including the EV thermal barrier business; the performance and market acceptance of Aspens’ products; and Aspen’s conditional commitment from the DOE for a proposed loan pursuant to the DOE LPO's ATVM and Aspen’s expectations and beliefs with respect to the potential receipt of the loan. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the following: inability to execute Aspen’s growth plan, inability to continue construction of the planned second manufacturing plant and to do so at a cost consistent with Aspen’s estimates and aligned with Aspen’s expectations of demand from our EV customers; the right of EV thermal barrier customers to cancel contracts with Aspen at any time and without penalty; any costs, expenses, or investments incurred by Aspen in excess of projections used to develop pricing under the contracts with EV thermal barrier customers; Aspen’s inability to create customer or market opportunities for its products; any disruption or inability to achieve expected capacity levels in any of its manufacturing or assembly facilities; any failure to enforce any of Aspen’s patents; the general economic conditions and cyclical demands in the markets that Aspen serves; and the other risk factors discussed under the heading “Risk Factors” in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2023 and filed with the Securities and Exchange Commission (“SEC”) on March 7, 2024, as well as any updates to those risk factors filed from time to time in Aspen’s subsequent periodic and current reports filed with the SEC. All statements contained in this press release are made only as of the date of this press release. Aspen does not intend to update this information unless required by law.

Investor Relations & Media Contacts:

Neal Baranosky

ir@aerogel.com

Phone: (508) 691-1111 x 8

Georg Venturatos / Ralf Esper

Gateway Group

ASPN@gateway-grp.com

Phone: (949) 574-3860

ASPEN AEROGELS, INC.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands)

	September 30,	December 31,
	2024	2023
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$113,489	$139,723
Restricted cash	394	248
Accounts receivable, net	115,199	69,995
Inventories	47,430	39,189
Prepaid expenses and other current assets	29,344	17,176
Total current assets	305,856	266,331
Property, plant and equipment, net	451,569	417,227
Operating lease right-of-use assets	20,373	17,212
Other long-term assets	4,789	2,278
Total assets	$782,587	$703,048
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$42,280	$51,094
Accrued expenses	26,531	22,811
Deferred revenue	2,405	2,316
Finance obligation for sale and leaseback transactions	3,653	-
Operating lease liabilities	3,181	1,874
Long term debt - current portion	26,250	-
Total current liabilities	104,300	78,095
Revolving line of credit	42,735	-
Long term debt	93,674	-
Convertible note - related party	-	114,992
Finance obligation for sale and leaseback transactions long-term	10,486	-
Operating lease liabilities long-term	23,742	21,906
Total liabilities	274,937	214,993
Stockholders’ equity:
Total stockholders’ equity	507,650	488,055
Total liabilities and stockholders’ equity	$782,587	$703,048

ASPEN AEROGELS, INC.

Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
	(In thousands, except share and per share data)
Revenue	$117,340	$60,755	$329,611	$154,499
Cost of revenue	68,297	46,945	193,847	127,196
Gross profit	49,043	13,810	135,764	27,303
Operating expenses:
Research and development	4,591	4,218	13,645	12,281
Sales and marketing	9,306	8,386	27,130	24,226
General and administrative	17,746	15,840	52,465	41,382
Impairment of equipment under development	-	-	2,702	-
Total operating expenses	31,643	28,444	95,942	77,889
Income (loss) from operations	17,400	(14,634)	39,822	(50,586)
Other income (expense)
Interest expense, convertible note - related party	(1,469)	(1,938)	(7,550)	(2,424)
Interest income (expense)	(1,147)	1,313	(883)	5,532
Income from Employee Retention Credits	-	2,186	-	2,186
Loss on extinguishment of debt	(27,487)	-	(27,487)	-
Total other income (expense)	(30,103)	1,561	(35,920)	5,294
Income (loss) before income tax expense	(12,703)	(13,073)	3,902	(45,292)
Income tax expense	(267)	-	(1,889)	-
Net income (loss)	$(12,970)	$(13,073)	$2,013	$(45,292)
Net income (loss) per share:
Basic	$(0.17)	$(0.19)	$0.03	$(0.65)
Diluted	$(0.17)	$(0.19)	$0.03	$(0.65)
Weighted-average common shares outstanding:
Basic	76,261,294	69,317,805	76,402,123	69,243,843
Diluted	76,261,294	69,317,805	79,149,193	69,243,843

Analysis of Cash Flow

The following table summarizes our cash flows for the periods indicated.

	Three Months Ended
	March 31, 2024	June 30, 2024	September 30, 2024
	(In thousands)
Net cash provided by (used in):
Operating activities	$(17,749)	$6,843	$20,771
Investing activities	(25,863)	(24,827)	(20,821)
Financing activities	5,259	8,141	22,158
Net (decrease) increase in cash	(38,353)	(9,843)	22,108
Cash, cash equivalents and restricted cash at beginning of period	139,971	101,618	91,775
Cash, cash equivalents and restricted cash at end of period	$101,618	$91,775	$113,883

Reconciliation of Non-GAAP Financial Measures

The following tables present a reconciliation of the non-GAAP financial measure included in this press release to the most directly comparable GAAP measure:

Reconciliation of Adjusted EBITDA to Net loss

We define Adjusted EBITDA as net income (loss) before interest expense, taxes, depreciation, amortization, stock-based compensation expense and other items, which occur from time to time and which we do not believe are indicative of our core operating performance.

For the three and nine months ended September 30, 2024 and 2023:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
	(In thousands)
Net income (loss)	$(12,970)	$(13,073)	$2,013	$(45,292)
Depreciation and amortization	5,321	4,550	17,093	10,757
Stock-based compensation	2,630	2,789	10,307	7,766
Other expense (income)	2,616	(1,561)	8,433	(5,294)
Loss on extinguishment of debt	27,487	-	27,487	-
Income tax expense	267	-	1,889	-
Adjusted EBITDA	$25,351	$(7,295)	$67,222	$(32,063)

For the trailing twelve months ended September 30, 2024 and 2023:

	Last Twelve Months
	September 30,
	2024	2023
	(In thousands)
Net income (loss)	$1,494	$(54,901)
Depreciation and amortization	21,654	13,287
Stock-based compensation	13,495	10,438
Other expense (income)	10,335	(5,351)
Loss on extinguishment of debt	27,487	-
Income tax expense	1,889	-
Adjusted EBITDA	$76,354	$(36,527)

For the 2024 full year financial outlook:

	Year Ending
	December 31, 2024
	Current	August Update	May Update	February
	(In thousands)
Net income (loss)	$9,000	$7,000	$2,000	$(23,000)
Depreciation and amortization	25,000	30,000	30,000	30,000
Stock-based compensation	14,000	14,000	14,000	14,000
Other expense, net and income tax expense	14,500	9,000	9,000	9,000
Loss on extinguishment of debt	27,500	-	-	-
Adjusted EBITDA	$90,000	$60,000	$55,000	$30,000